Exhibit 10.1

EXECUTION COPY

$325,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

PROTECTION ONE, INC.,

PROTECTION ONE ALARM MONITORING, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LASALLE BANK NATIONAL ASSOCIATION,

as Syndication Agent in connection with the Amendment and Restatement,

LEHMAN COMMERCIAL PAPER INC.,

as Initial Syndication Agent,

HARRIS NESBITT FINANCING, INC., LASALLE BANK NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

Dated as of April 26, 2006

BEAR, STEARNS & CO. INC.,

as Sole Lead Arranger and Sole Bookrunner

in connection with the Amendment and Restatement

BEAR, STEARNS & CO. INC. and LEHMAN BROTHERS INC.,

as Initial Joint Lead Arrangers and Initial Joint Bookrunners

4.12.	Change of Lending Office	48
4.13.	Replacement of Lenders	48
4.14.	Evidence of Debt	49
4.15.	Illegality	49

SECTION 5. REPRESENTATIONS AND WARRANTIES		49

5.1.	Financial Condition	50
5.2.	No Change	50
5.3.	Corporate Existence; Compliance with Law	50
5.4.	Power; Authorization; Enforceable Obligations	50
5.5.	No Legal Bar	51
5.6.	Litigation	51
5.7.	No Default	51
5.8.	Ownership of Property; Liens	51
5.9.	Intellectual Property	51
5.10.	Taxes	52
5.11.	Federal Regulations	52
5.12.	Labor Matters	52
5.13.	ERISA	52
5.14.	Investment Company Act; Other Regulations	53
5.15.	Subsidiaries	53
5.16.	Use of Proceeds	53
5.17.	Environmental Matters	53
5.18.	Accuracy of Information, etc.	54
5.19.	Security Documents	54
5.20.	Solvency	55
5.21.	Designated Senior Debt	56
5.22.	Regulation H	56

SECTION 6. CONDITIONS PRECEDENT		56

6.1.	Conditions to Restatement Date	56
6.2.	Conditions to Each Extension of Credit	60

SECTION 7. AFFIRMATIVE COVENANTS		61

7.1.	Financial Statements	61
7.2.	Certificates; Other Information	61
7.3.	Payment of Obligations	63
7.4.	Maintenance of Existence; Compliance	63
7.5.	Maintenance of Property; Insurance	63
7.6.	Inspection of Property; Books and Records; Discussions	63
7.7.	Notices	63
7.8.	Environmental Laws	64
7.9.	Interest Rate Protection	64
7.10.	Additional Collateral, etc.	65

7.11.	Further Assurances	66

SECTION 8. NEGATIVE COVENANTS		67

8.1.	Financial Condition Covenants	67
8.2.	Indebtedness	69
8.3.	Liens	71
8.4.	Fundamental Changes	72
8.5.	Disposition of Property	73
8.6.	Restricted Payments	74
8.7.	Capital Expenditures; Net Cash Investment Costs	75
8.8.	Investments	76
8.9.	Optional Payments and Modifications of Certain Debt Instruments	77
8.10.	Transactions with Affiliates	77
8.11.	Sales and Leasebacks	78
8.12.	Hedge Agreements	78
8.13.	Changes in Fiscal Periods	78
8.14.	Negative Pledge Clauses	78
8.15.	Clauses Restricting Subsidiary Distributions	79
8.16.	Lines of Business	79
8.17.	Limitations on the Activities of Holdings	79

SECTION 9. EVENTS OF DEFAULT		80

SECTION 10. THE AGENTS		83

10.1.	Appointment	83
10.2.	Delegation of Duties	83
10.3.	Exculpatory Provisions	84
10.4.	Reliance by Agents	84
10.5.	Notice of Default	84
10.6.	Non-Reliance on Agents and Other Lenders	85
10.7.	Indemnification	85
10.8.	Agent in Its Individual Capacity	86
10.9.	Successor Administrative Agent	86
10.10.	Agents Generally	86
10.11.	The Lead Arrangers	87
10.12.	Withholding Tax	87
10.13.	Intercreditor Agreement	87

SECTION 11. MISCELLANEOUS		87

11.1.	Amendments and Waivers	87
11.2.	Notices	89
11.3.	No Waiver; Cumulative Remedies	90
11.4.	Survival of Representations and Warranties	90
11.5.	Payment of Expenses and Taxes	90

11.6.	Successors and Assigns; Participations and Assignments	92
11.7.	Adjustments; Set-off	95
11.8.	Counterparts	95
11.9.	Severability	96
11.10.	Integration	96
11.11.	GOVERNING LAW	96
11.12.	Submission To Jurisdiction; Waivers	96
11.13.	Acknowledgments	97
11.14.	Releases of Guarantees and Liens	97
11.15.	Confidentiality	97
11.16.	WAIVERS OF JURY TRIAL	98
11.17.	Delivery of Addenda	98
11.18.	Subordination of Intercompany Indebtedness	98
11.19.	USA PATRIOT Act	98
11.20.	Amendment and Restatement	98

ANNEX:

A	Pricing Grid

SCHEDULES:

1.1(a)	Allotted Dispositions
1.1(b)	Mortgaged Intellectual Property
1.1(c)	Mortgaged Real Property
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
8.8	Closing Date Investments

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Restatement Date Certificate
C	Form of Amended Mortgage
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Kirkland & Ellis LLP
F	Form of Reinvestment Notice
G	Form of Exemption Certificate
H-1	Form of Term Note
H-2	Form of Revolving Note
H-3	Form Swingline Note
I	Form of Addendum

J	Form of Subordinated Intercompany Note
K	Form of Solvency Certificate
L	Form of Financial Status Certificate
M	Form of Reaffirmation Agreement
N	Form of Intercreditor Agreement

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 26, 2006, among PROTECTION ONE, INC., a Delaware corporation (“Holdings”), PROTECTION ONE ALARM MONITORING, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. (“Bear Stearns”), as sole lead arranger and sole bookrunner in connection with the Amendment and Restatement (in such capacity, the “Lead Arranger”), Bear Stearns and LEHMAN BROTHERS INC. (“Lehman Brothers”), as initial joint lead arrangers and initial joint bookrunners (in such capacity, collectively, the “Initial Lead Arrangers”), LASALLE BANK NATIONAL ASSOCIATION (“LaSalle”), as syndication agent in connection with the Amendment and Restatement (in such capacity, and together with its successors in such capacity, the “Syndication Agent”), LEHMAN COMMERCIAL PAPER INC. (“LCP”), as initial syndication agent (in such capacity, the “Initial Syndication Agent”), HARRIS NESBITT FINANCING, INC. (“Harris Nesbitt”), LaSalle and U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as co-documentation agents (in such capacity, and together with their respective successors in such capacity, the “Co-Documentation Agents”), and BEAR STEARNS CORPORATE LENDING INC. (“BSCL”), as administrative agent (in such capacity, and together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrower, Holdings, certain banks and other financial institutions (the “Existing Lenders”), Bear Stearns and Lehman Brothers, as Initial Lead Arrangers, LCP, as Initial Syndication Agent, Harris Nesbitt, LaSalle and U.S. Bank, as Co-Documentation Agents, and BSCL as Administrative Agent, are parties to that certain Credit Agreement dated as of April 18, 2005 (the “Original Credit Agreement”), pursuant to which the Existing Lenders extended certain senior credit facilities to the Borrower;

WHEREAS, the Borrower desires that certain of the Existing Lenders and other parties hereto agree to amend and restate the Original Credit Agreement in its entirety to:  (i) establish new Term Loans to be made hereunder; and (ii) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon the Restatement Date;

WHEREAS, the Required Lenders have, on or prior to the Restatement Date, authorized the Administrative Agent to execute this Agreement on behalf of all Existing Lenders;

WHEREAS, the Majority Facility Lenders under the Revolving Facility have, on or prior to the Restatement Date, authorized the Administrative Agent to execute this Agreement on behalf of all Revolving Lenders; and

WHEREAS, the Term Lenders party hereto have agreed to make new Term Loans hereunder in an amount up to their respective Term Commitments in accordance with

Section 2.1 herein, the proceeds of which shall be used to repay in full the Existing Term Loans on the Restatement Date, to make cash dividends to equityholders as contemplated by Section 5.16 herein and to pay special management bonuses in connection with such cash dividends.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Entity”:  as defined in the definition of “Permitted Acquisition”.

“Addendum:”  an instrument, substantially in the form of Exhibit I, by which a Lender becomes a party to this Agreement as of the Restatement Date.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the preamble to this Agreement.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Initial Syndication Agent, the Co-Documentation Agents, the Lead Arranger, the Initial Lead Arrangers and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Restatement Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Amended and Restated Credit Agreement.

“Allotted Dispositions”:  (a) prior to the first anniversary of the Closing Date, the Disposition of those customer contracts or alarm monitoring operations that are described on Schedule 1.1(a); and (b) during each year thereafter, Dispositions of customer contracts or alarm monitoring operations for cash proceeds not to exceed $25,000,000 in any one fiscal year; provided that no more than $50,000,000 of Allotted Dispositions pursuant to this clause (b) shall be permitted in the aggregate.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans and Swingline Loans	3.25%	2.25%
Term Loans	2.50%	1.50%

provided, that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect minus (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Bank in connection with extensions of credit to debtors).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”:  as defined in Section 11.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble to this Agreement.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 5.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, that Capital Expenditures shall not include expenditures included in the definition of Net Cash Investment Costs.

 “Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition or of a recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date”:  April 18, 2005.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”:  as defined in the preamble to this Agreement.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  0.50% per annum.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated March 2005 and furnished to the Lenders.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (except in the case of (i) below), the sum of:

 (a) income tax expense (including, without duplication, franchise and foreign withholding taxes and any state single business unitary or similar tax, to the extent classified as income tax expense on the consolidated income statement of Holdings and its Subsidiaries in accordance with GAAP),

(b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans),

(c) depreciation and amortization expense,

(d) amortization of intangibles (including, but not limited to, goodwill), deferred customer acquisition costs and organization costs,

(e) any extraordinary charges, expenses or losses determined in accordance with GAAP,

(f) non-cash compensation expenses arising from the issuance, vesting or exercise of stock, options to purchase stock, stock appreciation rights and other equity awards to the management, directors, officers, consultants and other employees of Holdings or any of its Subsidiaries,

(g) any other noncash charges, noncash expenses or noncash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such noncash charges, expenses or losses incurred after the Closing Date (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made,

(h) all reasonable one-time costs, fees, expenses and charges related to this refinancing and the dividend to stockholders contemplated by Section 5.16 hereof, any permitted Investment, Permitted Acquisition, issuance of equity, recapitalization, reorganization or asset disposition,

(i) cash proceeds of business interruption insurance,

(j) management and transaction fees and related expenses paid under the Management Agreement substantially in the form most recently delivered to the Administrative Agent prior to the Closing Date, and without further modification thereto as to amounts payable thereunder,

(k) any non-recurring charges, expenses or losses not exceeding, together with expenses under clause (l), $1.75 million in each of calendar years 2005 and 2006, and $1.0 million in each calendar year thereafter,

(l) expenses incurred in work force reductions such as severance, key employee retention plans, and unfavorable lease payments or accruals for such payments not exceeding, together with amounts under clause (k), $1.75 million in each of calendar years 2005 and 2006, and $1.0 million in each calendar year thereafter, and

(m) bonuses paid to members of management of the Borrower or Holdings pursuant to Section 8.6(e),

minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(i) interest income,

(ii) any extraordinary income or gains determined in accordance with GAAP, and

(iii) any other non-cash income (excluding (x) any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above and (y) items representing ordinary course accruals of cash to be received in future periods), all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”:  at any date, the difference of Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

“Continuing Directors”:  the directors of Holdings on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings.

“Continuing Lenders”:  a term loan lender under the Original Credit Agreement that has delivered a signature page hereto indicating agreement to continue as a Lender under this Agreement.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Default”:  any of the events specified in Section 9, whether or not any requirement set forth in Section 9 for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

 “Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”:  with respect to any fiscal year of Holdings ending on or after December 31, 2007, 75%; provided that the ECF Percentage shall be reduced to 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.0 to 1.0, and the ECF Percentage shall be further reduced to 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.0 to 1.0.

“Eligible Assignee” : (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus in a dollar equivalent amount of at least $100,000,000; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD; (c) an insurance company, mutual fund or other entity which is regularly engaged in making, purchasing or investing in loans or securities, or any other financial institution organized under the laws of the United States, any state thereof, any other country that is a member of the OECD or a political subdivision of any such country with assets, or assets under management, in a dollar equivalent amount of at least $100,000,000; (d) any Affiliate of a Lender or an Approved Fund of a Lender; (e) any other entity (other than a natural person) which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses or investing activities including, but not limited to, insurance companies, mutual funds and investment funds; (f) any other entity if at the time of the applicable assignment a Default or Event of Default shall be continuing and (g) any other entity consented to by the Administrative Agent and the Borrower.

“Environmental Laws”:  any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning occupational safety and health or protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 9, provided that any requirement specified in Section 9 for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of Holdings, the excess, if any, of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such fiscal year,

(ii) the amount of all non-cash charges deducted in arriving at such Consolidated Net Income, other than any charges that represent an accrual of a reserve for cash charges for any future period,

(iii) depreciation and amortization expense,

(iv) amortization of intangibles (including, but not limited to, goodwill), deferred customer acquisition costs and organization costs,

(v) the increase in long-term liabilities excluding (a) the long-term portion of debt, (b) the long-term portion of Capital Lease Obligations, and (c) deferred customer acquisition revenues for such fiscal year,

(vi) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income,

(v) cash proceeds of business interruption insurance,

(vi) the decrease in Consolidated Working Capital for such fiscal year, and

(vii) the decrease in long-term assets excluding (a) property, plant and equipment, (b) purchased accounts, (c) goodwill, (d) intangible assets, (e) debt issuance costs, and (f) deferred customer acquisition costs for such fiscal year, minus

(b)           the sum, without duplication, of:

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii) the amortization of deferred customer acquisition revenue,

(iii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash, and expenditures for which payables have been recorded but not yet paid, during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount),

(iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of Holdings and its Subsidiaries made during such fiscal year (other than in respect of Revolving Loans and any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),

(v) an amount equal to the deferred customer acquisition costs during such fiscal year minus the deferred customer acquisition revenue during such fiscal year,

(vi) the increase in Consolidated Working Capital for such fiscal year,

(vii) the increase in long-term assets excluding (a) property, plant and equipment, (b) purchased accounts, (c) goodwill, (d) intangible assets, (e) debt issuance costs, and (f) deferred customer acquisition costs for such fiscal year,

(viii) the aggregate net amount of non-cash gain on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(ix) all reasonable one-time costs, fees, expenses and charges and one-time payments constituting or related to any permitted Investments, Permitted Acquisitions, or equity issuances to the extent not deducted in arriving at such Consolidated Net Income,

(x) management and transaction fees and related expenses paid under the Management Agreement (substantially in the form most recently delivered to the Administrative Agent prior to the Closing Date, and without further modification thereto as to amounts payable thereunder) to the extent not deducted in arriving at such Consolidated Net Income,

(xi) Restricted Payments made in cash which were permitted to be made under this Credit Agreement, and

(xii) the decrease in long-term liabilities excluding (a) the long-term portion of debt, (b) the long-term portion of Capital Lease Obligations, and (c) deferred customer acquisition revenues for such fiscal year.

To the extent any Person is disregarded from the definition of “Consolidated Net Income” pursuant to the proviso thereto in any period, such Person shall be so disregarded from the calculation of Excess Cash Flow hereunder during such period.  The aggregate amount of optional prepayments of the Term Loans, and prepayments of Revolving Loans and Swingline Loans to the extent accompanied by permanent reductions in Revolving Commitments, made during any fiscal year shall reduce on a dollar-for-dollar basis the required amount of the mandatory prepayment to be made pursuant to Section 4.2(d) with respect to the Excess Cash Flow for such fiscal year.

“Excess Cash Flow Application Date”:  as defined in Section 4.2.

“Excluded Indebtedness”:  all Indebtedness permitted by Section 8.2.

“Existing Lenders”:  as defined in the recitals to this Agreement.

“Existing Term Commitments”:  the term commitments made under the Original Credit Agreement.

“Existing Term Loans”:  the term loans made under the Original Credit Agreement outstanding immediately prior to the Restatement Date.

“Facility”:  each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that has a scheduled maturity (excluding any mandatory prepayments) more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b).  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, dated as of the Closing Date, among Holdings, the Borrower and each Subsidiary Guarantor.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation or, if recourse is limited to a specific asset, the fair market value of such asset, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, option or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Holdings”:  as defined in the preamble to this Agreement.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements; provided that Indebtedness shall not include deferred revenue, deferred tax liabilities and unclaimed property.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Lead Arrangers”:  as defined in the preamble to this Agreement.

“Initial Syndication Agent”:  as defined in the preamble to this Agreement.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”:  the Intercreditor Agreement to be executed by the Administrative Agent and any applicable representative of the holders of secured Indebtedness permitted by Section 8.2(d), substantially in the form of Exhibit N, as it may be amended, supplemented or otherwise modified from time.

“Interest Payment Date”:  (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 2:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 8.8.

“Issuing Lender”:  LaSalle Bank National Association, in its capacity as issuer of any Letter of Credit.

“L/C Commitment”:  $10,000,000.

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arranger”:  as defined in the preamble to this Agreement.

“Lender Presentation”:  the Lender Presentation dated April 2006 and furnished to the Lenders.

“Lenders”:  as defined in the preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  as defined in Section 3.7(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement with respect to property of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Reaffirmation Agreement and the Notes.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Agreement”: collectively, those certain letter agreements, by and between (i) the Borrower and Quadrangle Advisors LLC, and (ii) the Borrower and Quadrangle Debt Recovery Advisors LLC, setting forth certain terms regarding payments from the Borrower for management and advisory services rendered by such entities.

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes as such are defined or otherwise regulated in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Modifications”:  as defined in Section 6.1(k).

“Mortgaged Properties”:  the real properties listed on Schedule 1.1(c), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the amended mortgages and deeds of trust, as amended by the Modifications, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit C (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Investment Cost”: for any period, with respect to any Person and its Subsidiaries, the excess of (a) the sum of (i) the aggregate amount of direct and indirect installation expenses related to acquiring new customers, (ii) the aggregate amount of direct and indirect selling expenses related to acquiring new customers and (iii) the aggregate amount paid, directly or indirectly, for acquisition of subscriber accounts from any third party, minus (b) the aggregate system installation revenues related to acquiring new customers; each of clause (a)(i), (a)(ii) and (b) determined without the inclusion of amortization of deferred costs or amortization of deferred revenues, as appropriate, in that period, and with the inclusion of costs deferred or revenues deferred, as appropriate, in that period, and each amount herein in accordance with GAAP.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale, Allotted Disposition, equity issuance of Holdings or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale, Allotted Disposition or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Allotted Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable out of pocket fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and reasonable reserves required to be taken in connection therewith pursuant to GAAP and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”:  as defined in Section 4.10(a).

“Non-U.S. Lender”:  as defined in Section 4.10(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Affiliate of any Agent or any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors or amendments to the Security Documents effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Original Credit Agreement”:  as defined in the recitals to this Agreement.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 11.6(b).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisitions”:  the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person or line of business of such Person, or all of the Capital Stock of a Person (in each case referred to herein as the “Acquired Entity”); provided that (a) the Acquired Entity shall be a going concern and shall be in a related line of business as that of the Borrower and its Subsidiaries as conducted during the current and most recently concluded calendar year; (b) all of the assets of the Acquired Entity shall be located in the United States (provided that such acquisition may involve assets located outside the United States so long as the sum of the aggregate value of such foreign assets acquired shall be deemed to be an Investment for purposes of clause (p) of Section 8.8 and shall be permissible under such clause of such Section); (c) such acquisition shall be consensual and shall have been approved by the Acquired Entity’s board of directors (or other applicable governing body); (d) either (i) the consideration paid in connection with such acquisition shall be funded solely with the Net Cash Proceeds from an Allotted Disposition with respect to which a Reinvestment Notice shall have been delivered hereunder or (ii) the cash consideration (net of any Net Cash Proceeds received from equity issuances by Holdings or issuances of subordinated Indebtedness by Holdings to the Sponsor pursuant to Section 8.2(p), in each case, to the extent such proceeds are substantially simultaneously applied to fund such Permitted Acquisition) paid in connection with such acquisition and any other acquisitions under this definition that is not funded as described in clause (i) above shall not in the aggregate exceed $15,000,000 during any fiscal year and $35,000,000 in the aggregate during the term of this Agreement; (e) at the time of such transaction (i) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; and (ii) the Borrower would be in compliance with the covenants set forth in Section 8.1, in each case, as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 7.1(a) or 7.1(b) and Section 7.2 were required to be delivered after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this definition occurring after such period) as if such transaction (and the occurrence, refinancing or assumption of any Indebtedness in connection therewith) had occurred as of the first day of such period; (f) at least five Business Days prior to the proposed date of the consummation of such acquisition, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating compliance with the requirements of clause (e)(ii) above (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance); (g) Holdings, the Borrower and the Subsidiaries of the Borrower shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 8.2; and (h) the Borrower and its Subsidiaries shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 7.10 and 7.11 and the Security Documents.

“Permitted Investors”:  the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted Refinancing” the refinancing of 100% of the Senior Subordinated Notes with the proceeds of Indebtedness of the Borrower or Holdings issued pursuant to documentation (a) containing terms that provide for (i) a final maturity at least six months after the Term Loan Maturity Date, (ii) a fixed interest rate consistent with then prevailing market conditions, or a floating interest rate (provided that if such Indebtedness is incurred prior to the two-year anniversary of the Restatement Date, the Borrower shall have obtained interest rate hedging contracts, on terms which are reasonably satisfactory to the Administrative Agent, that effectively fix the interest rate on such Indebtedness to the extent necessary to provide that at least 50% of the Borrower’s outstanding Indebtedness is subject to either a fixed interest rate or interest rate protection until such two-year anniversary), (iii) no amortization of the principal amount of such Indebtedness prior to the date that is six months after the Term Loan Maturity Date, and (iv) Indebtedness that is either unsecured or secured by a Lien on all assets, and only such assets, that constitute Collateral, provided that, if such debt is so secured, the Liens on such Collateral granted in favor of the lenders of such Indebtedness are second in priority to the Liens granted to the Lenders under this Agreement, and to the extent such debt is so secured, the trustee, administrative agent or other representative of such lenders, as applicable, has delivered an executed Intercreditor Agreement substantially in the form of Exhibit N or otherwise acceptable to the Administrative Agent, or (b) on terms otherwise acceptable to the Administrative Agent.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Pro Forma Balance Sheet”:  as defined in Section 5.1(a).

“Projections”:  as defined in Section 7.2(c).

“Properties”:  as defined in Section 5.17(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender or an Agent or an Affiliate of an Agent.

“Qualified PO”:  an underwritten public offering of common stock of (and by) Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act, which public offering results in gross cash proceeds to Holdings of $50,000,000 or more.

“Reaffirmation Agreement”:  the Reaffirmation Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit M, as it may be amended, supplemented or otherwise modified from time to time.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member (excluding business interruption insurance).

“Reference Bank”:  Deutsche Bank.

“Refinanced Indebtedness”:  the Existing Term Loans.

“Refinancing”:  the repayment in full, with the proceeds of the Term Loans, of the Refinanced Indebtedness.

“Refunded Swingline Loans”:  as defined in Section 3.4(b).

“Refunding Date”:  as defined in Section 3.4(c).

“Register”:  as defined in Section 11.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the portion of Net Cash Proceeds received by any Group Member in connection therewith that are subject to the mandatory prepayment requirements of Section 4.2(a), (c) or (e) but are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(a), (c) or (e) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale, equity issuance of Holdings, Recovery Event or Allotted Disposition in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, equity issuance of Holdings, Recovery Event or Allotted Disposition (i) to acquire or repair assets useful in (or, pursuant to a Permitted Acquisition, any Acquired Entity engaged in) the business of providing alarm monitoring services, (ii) for expenditures included in the definition of Net Cash Investment Costs, or (iii) solely in the case of Net Cash Proceeds of any equity issuance of Holdings, to prepay all or any portion of the Senior Subordinated Notes.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended (and, prior to the date that is 360 days following the receipt of Net Cash Proceeds from the relevant Reinvestment Event, amounts subject to a binding commitment (evidenced by documentation reasonably satisfactory to the Administrative Agent) to be expended within such period as evidenced in the applicable Reinvestment Notice) prior to the relevant Reinvestment Prepayment Date (i) to acquire or repair assets useful in (or, pursuant to a Permitted Acquisition, any Acquired Entity engaged in) the business of providing alarm monitoring services, (ii) for expenditures included in the definition of Net Cash Investment Costs, or (iii) solely in the case of Net Cash Proceeds of any equity issuance of Holdings, to prepay all or any portion of the Senior Subordinated Notes.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after the Net Cash Proceeds from such Reinvestment Event are received and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in (or any Acquired Entity engaged in) the business of providing alarm monitoring services or for Net Cash Investment Costs (or, in the case of Net Cash Proceeds of any equity issuance of Holdings, to prepay all or any portion of the Senior Subordinated Notes) with all or any portion of the relevant Reinvestment Deferred Amount; provided that, as to amounts evidenced in any Reinvestment Notice to be committed for expenditure within 360 days following the receipt of Net Cash Proceeds from the relevant Reinvestment Event, the date set forth in clause (a) hereof shall be extended from 270 to 360 days.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations or any successor thereto.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the funding of the Term Loans, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restatement Date”:  the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived.

“Restatement Date Certificate”:  a Restatement Date Certificate substantially in the form of Exhibit B.

“Restricted Payments”:  as defined in Section 8.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The amount of the Total Revolving Commitments as of the Restatement Date is $25,000,000.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 3.1(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”:  April 18, 2010; provided that the Revolving Termination Date shall automatically become June 30, 2008 if the Senior Subordinated Notes are not repaid (or refinanced pursuant to a Permitted Refinancing) in full on or before such date.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Notes”:  the Borrower’s outstanding 8.125% Senior Subordinated Notes due 2009.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “probable liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will generally be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured, and (e) such Person has not executed any Loan Documents with actual intent to hinder, delay or defraud either present or future creditors; provided, that in computing the amount of any contingent, unliquidated, unmatured or disputed claim at any time, it is intended that such claims will be computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual, liquidated or matured claim

“Specified Change of Control”:  a “Change of Control” (or any other defined term having a similar purpose) as defined in the indenture governing the Senior Subordinated Notes.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty and (b) that has been designated by such Agent or Lender or Affiliate thereof, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Sponsor”:  Quadrangle Capital Partners LP, Quadrangle Capital Partners-A LP, Quadrangle Select Partners LP, any other Persons managed by Quadrangle GP Investors, LLC, Quadrangle Master Funding Ltd, any other Persons managed by Quadrangle Debt Recovery Advisors LLC and their respective affiliates.

“Subordinated Intercompany Note”:  with respect to any Group Member or affiliate thereof as the maker thereof, a promissory note substantially in the form of Exhibit J (with such modifications as the Administrative Agent may agree to), which promissory note shall evidence all intercompany loans which may be made from time to time by any payee thereunder (whether or not reflected on the attached schedule thereto), including that certain Subordinated Intercompany Note dated as of the Closing Date, by and among the Group Members; provided that the amounts reflected as owing pursuant to any such notes shall only be required to be updated on a quarterly basis.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor”:  each Domestic Subsidiary of the Borrower.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $2,500,000.

“Swingline Lender”:  Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 3.3.

“Swingline Participation Amount”:  as defined in Section 3.4.

“Syndication Agent”:  as defined in the preamble to this Agreement.

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Commitment” under such Lender’s name on such Lender’s Addendum.  The aggregate amount of the Term Commitments as of the Restatement Date is $300,000,000.

“Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”:  as defined in Section 2.1.

“Term Loan Maturity Date”: March 31, 2012; provided that the Term Loan Maturity Date shall automatically become June 30, 2008 if the Senior Subordinated Notes are not repaid (or refinanced pursuant to a Permitted Refinancing) in full on or prior to such date.

“Term Percentage”:  as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the funding of the Term Loans, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

 “Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

 “Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2.          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)   The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.

SECTION 2.  AMOUNT AND TERMS OF TERM COMMITMENTS

2.1.          Term Commitments.  (a) Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Restatement Date in an amount not to exceed the amount of the Term Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

(b)   Subject to the terms and conditions hereof, each of the Continuing Lenders agrees that the Existing Term Loans made by such Lender under the Original Credit Agreement shall remain outstanding on and after the Restatement Date as Term Loans made pursuant to this

Agreement, and shall be deemed to have been repaid with Term Loans made pursuant to this Agreement on the Restatement Date.  Each Existing Term Loan of a Continuing Lender shall be deemed to satisfy, dollar for dollar, such Continuing Lender’s obligation to make Term Loans on the Restatement Date.  Such Existing Term Loans shall on and after the Restatement Date have all of the rights and benefits of Term Loans as set forth in this Agreement and the other Loan Documents.  Notwithstanding anything herein to the contrary, all such Term Loans made hereunder on the Restatement Date pursuant to this section 2.1(a)(b) that are Eurodollar Rate Loans will have initial Interest Periods ending on the same dates as the Interest Periods applicable to the Existing Term Loans of such Continuing Lenders.

2.2.          Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Restatement Date) requesting that the Term Lenders make the Term Loans on the Restatement Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Restatement Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds (except as set forth in Section 2.1(b)) equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3.          Repayment of Term Loans.  The Term Loan of each Term Lender shall mature in the following quarterly installments, commencing on June 30, 2006, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
June 30, 2006	$750,000
September 30, 2006	$750,000
December 31, 2006	$750,000
March 31, 2007	$750,000
June 30, 2007	$750,000
September 30, 2007	$750,000
December 31, 2007	$750,000
March 31, 2008	$750,000
June 30, 2008	$750,000
September 30, 2008	$750,000
December 31, 2008	$750,000
March 31, 2009	$750,000
June 30, 2009	$750,000
September 30, 2009	$750,000
December 31, 2009	$750,000
March 31, 2010	$750,000

June 30, 2010	$750,000
September 30, 2010	$750,000
December 31, 2010	$750,000
March 31, 2011	$750,000
June 30, 2011	$750,000
September 30, 2011	$750,000
December 31, 2011	$750,000
Term Loan Maturity Date	$282,750,000 or remainder

SECTION 3.  AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1.          Revolving Commitments.  (a)Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b)   The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2.          Procedure for Revolving Loan Borrowing.   The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans under the Revolving Facility to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

3.3.          Swingline Commitment.  (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be Base Rate Loans only.

(b)   The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

3.4.          Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)   The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, and on the third Business Day after the making of any Swingline Loan if no notice has yet been given shall, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline

Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)   If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage multiplied by (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)   Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)   Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5.          Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

(c)   The Borrower agrees to pay to the Lead Arranger the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Lead Arranger.

3.6.          Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.7.          L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be agreed from time to time between the Issuing Lender and Borrower; provided that the Issuing Lender shall not issue any Letter of Credit if, (i) after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment, (ii) after giving effect to such issuance, the aggregate amount of the Available Revolving Commitments would be less than zero, or (iii) it has received notice of any existing Default or Event of Default.  Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) unless cash collateralized in an account at the Issuing Bank, the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)   The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8.          Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with, upon its request, a copy to the Administrative Agent) promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.9.          Fees and Other Charges.  (a)  The Borrower will pay to the Issuing Lender a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, to be shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b)   In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10.        L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each

Letter of Credit issued hereunder, in accordance with the terms hereof, and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Borrower is required to reimburse the Issuing Lender for and the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b)   If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is demanded, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is demanded, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)   Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

3.11.        Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b)

any taxes, fees, charges or other reasonable costs or expenses incurred by the Issuing Lender in connection with such payment.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c).  To the extent not so reimbursed as set forth above, each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 3.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.12.        Obligations Absolute.  The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  Notwithstanding the foregoing, the Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.13.        Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14.        Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.  GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT

4.1.          Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 2:00 P.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 2:00 P.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

4.2.          Mandatory Prepayments and Commitment Reductions.  (a)        If any Capital Stock shall be issued by Holdings on any date (other than issuances (a) to the Sponsor and its Control Investment Affiliates, (b) to management, employees, directors or consultants of Holdings or any of its Subsidiaries pursuant to any employee stock option or stock purchase plan or other employee benefit plan in existence from time to time, or (c) to other Persons to the extent the proceeds of such issuances are (i) concurrently applied to fund Permitted Acquisitions or (ii) utilized to increase permitted Net Cash Investment Costs pursuant to clause (B)(iii) of the proviso to Section 8.7(b)), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied (unless a Reinvestment Notice shall be delivered in respect thereof) on the date of such issuance toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f); provided that (i) no such application of Net Cash Proceeds shall be required if, at the time of such issuance of Capital Stock, the Borrower’s Consolidated Leverage Ratio is less than 2.50:1.00 and (ii) notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f).

(b)   If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f).

(c)   If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale (including sales or issuances of Capital Stock of the Borrower or any of its Subsidiaries) or Recovery Event in excess of $500,000 then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f).

(d)   If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2007, there shall be positive Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f).  Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e)   If on any date a Group Member shall receive Net Cash Proceeds from any Allotted Disposition, then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(f).

(f)    Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 4.2 shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently the Revolving Commitments.  Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Administrative Agent.  The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(g)   Notwithstanding the foregoing, upon its receipt of the proceeds of the Term Loans, Borrower shall apply a portion of such proceeds sufficient to (i) prepay in full the Existing Term Loans, (ii) pay all accrued and unpaid interest and fees, if any, on all Existing Term Loans held by Existing Lenders that are not Continuing Lenders, (iii) pay to each Existing Lender that is not a Continuing Lender all amounts then due and owing as a result of the prepayment of such Lender’s Existing Term Loans and (iv) pay all other Obligations then due and owing to the Existing Lenders, in their capacity as such, under the Original Credit Agreement.

4.3.          Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 P.M., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions and have given notice to the Borrower of such determination.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)   Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations and have given notice to the Borrower of such determination, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4.          Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

4.5.          Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)   Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)   (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any fee payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6.          Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7.          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)   the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)   the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders in their reasonable discretion) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such condition no longer exists, as determined by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8.          Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 4.2(f)).  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the

Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9.          Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall, within ten Business Days after receiving written notice from such Lender setting forth in reasonable detail such cost, pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)   If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth such amount in reasonable detail, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)   A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10.        Taxes.  (a)  All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profit taxes imposed by the United States and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.  The Borrower shall make (or cause to be made) any required deduction or withholding and pay (or cause to be paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)   The Borrower shall indemnify the Administrative Agent and any Lender for the full amount of Non-Excluded Taxes (to the extent the Borrower would be required to pay additional amounts with respect to such Non-Excluded Taxes pursuant to Section 4.10(a)) or Other Taxes arising in connection with payments made under this Agreement (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.10) or any other Loan Document paid by such Agent or Lender or any of their respective Affiliates and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within ten days from the date the Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefor; provided, that the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 4.10(d) for any amounts incurred more than six months prior to the date the Administrative Agent or such Lender makes such written demand therefor; provided further that if the circumstance giving rise to such claim have a retroactive effect, then such six month period shall be extended to include such period of retroactive effect.

(e)   Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN and/or Form W-8 IMY, as applicable (claiming benefits of an applicable tax treaty) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or in each case any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender including, but not limited to, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f)    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(g)   If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)   For purposes of this Section 4.10, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any Non-Excluded Taxes or Other Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Non-Excluded Taxes or Other Taxes required to be deducted by the Borrower, but only to the extent such Non-Excluded Taxes or Other Taxes would have been required to be deducted and withheld by the Lender if the Lender were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower.

(i)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11.        Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (unless Eurodollar Loans are made unavailable to the Borrower pursuant to Section 4.7 or 4.15), (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) minus (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall contain calculation of such amount in reasonable detail and shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10 or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10 or 4.15.

4.13.        Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10, (b) defaults in its obligation to make Loans hereunder, or (c) declines to deliver any required consent to a proposed waiver or modification of any provision of the Loan Documents as contemplated by Section 11.1 that has been consented to by the Borrower, Administrative Agent, Required Lenders and, if otherwise required, Majority Facility Lenders, with a replacement financial institution (which replacement institution in the case of clause (c) is willing to deliver such consent); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14.        Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)   The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)   The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or H-3, respectively, with appropriate insertions as to date and principal amount.

4.15.        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such time as such condition no longer exists, as determined by the Administrative Agent and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

5.1.          Financial Condition.  (a)  The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Restatement Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at December 31, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)   The audited consolidated balance sheets of Holdings as at December 31, 2005, December 31, 2004 and December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates (including any related schedules and notes thereto), reported on by and accompanied by a report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). As of the Restatement Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2005 to and including the date hereof there has been no Disposition by Holdings or any of its Subsidiaries of any material part of its business or property.

5.2.          No Change.  As of the Restatement Date, since December 31, 2004, there has been no development, event or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.3.          Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect. and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.          Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 5.19 and (iii) those consents, authorizations, filings and notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation (assuming no defaults thereunder) applicable to the Borrower or any of its Subsidiaries could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6.          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, if adversely determined or settled, could reasonably be expected to have a Material Adverse Effect.

5.7.          No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.8.          Ownership of Property; Liens.  Each Group Member has good and marketable title in fee simple to, or a valid leasehold interest in, all its real property, including the Properties, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9.          Intellectual Property.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member owns,

or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10.        Taxes.  Each Group Member has filed or caused to be filed all Federal and State income tax returns and all other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be or (b) if the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

5.11.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12.        Labor Matters.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13.        ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where failure to do so would cause a liability which would not be material.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any

Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the knowledge of the Borrower after due inquiry, no such Multiemployer Plan is in Reorganization or Insolvent.

5.14.        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, required to be registered as such within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15.        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and other equity awards granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

5.16.        Use of Proceeds.  The proceeds of the Term Loans shall be used to repay in full the Refinanced Indebtedness and to pay related fees and expenses.  In addition, a portion of the remaining proceeds may be used to pay dividends to equityholders of Holdings and to pay special bonuses to members of management of the Borrower or Holdings in connection with the payment of such dividends pursuant to Sections 8.6(d) and (e), in each case within thirty days of the Restatement Date.  The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes.

5.17.        Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)   the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)   no Group Member has received or is aware of any actual or threatened notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)   no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(d)   the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(e)   no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18.        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum, the Lender Presentation or any other document, certificate or statement (excluding any projections, proforma financial information or estimates) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date, and in the case of the Lender Presentation, as of the Restatement Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the Restatement Date, there is no fact known to any Loan Party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, the Lender Presentation or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19.        Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) security interest in the Collateral described therein and proceeds and products thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the

Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Pledged Stock, Liens arising as a matter of law that do not detract from the value thereof in any material respect, and in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

(b)   Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) Lien on the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to Liens permitted by Section 8.3.

(c)   Each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) security interest in the Intellectual Property Collateral described therein and the proceeds and products thereof.  Upon the filing of (i) each Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks, and the United States Copyright Office relative to copyrights, together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 5.19(a), each Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3).  Schedule 1.1(b) lists, as of the Restatement Date, each parcel of federally registered or recorded Intellectual Property, including Intellectual Property for which an application or filing has been made or is pending in the United States, held by the Borrower and any of its Subsidiaries.

5.20.        Solvency.  The Loan Parties are, on a consolidated basis, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

5.21.        Designated Senior Debt.  The Obligations of the Loan Parties hereunder and under the other Loan Documents constitutes “Designated Senior Indebtedness” for purposes of the Senior Subordinated Notes, and following the consummation of the Refinancing, no other Indebtedness shall constitute “Designated Senior Indebtedness” thereunder.

5.22.        Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

SECTION 6.  CONDITIONS PRECEDENT

6.1.          Conditions to Restatement Date.  The agreement of each Term Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Restatement Date, of the following conditions precedent:

(a)   Loan Documents.  All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Term Lenders, to the Issuing Bank and to the Administrative Agent, and the Administrative Agent shall have received (i) this Agreement, or, in the case of the Term Lenders, an Addendum, executed and delivered by each Agent, Holdings, the Borrower and each Person that is a Lender on the Restatement Date and (ii) an executed counterpart of each other Loan Document required to be executed and delivered on the Restatement Date.

In the event that any one or more Persons have not executed and delivered an Addendum on the date scheduled to be the Restatement Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Commitments that would have been held by the “Non-Executing Persons” (subject to each such Designated Lender’s consent and its execution and delivery of an Addendum).

(b)   Concurrent Transactions.  The Borrower shall have delivered notice to the Administrative Agent in accordance with the terms of Section 4.1 of the Original Credit Agreement stating (i) the Borrower’s intent to prepay in full the Existing Term Loans outstanding under the Original Credit Agreement, and (ii) that the Restatement Date shall be the effective date of such prepayment.

(c)   Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Holdings for the 2005, 2004 and 2003 fiscal years and (iii) unaudited interim consolidated financial statements of Holdings for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not reflect any material adverse change in the consolidated financial condition of Holdings since December 31, 2005.

(d)   Approvals.  All governmental and material third party approvals necessary, or in the discretion of the Administrative Agent, advisable in connection with the Refinancing, the continuing operations of the Group Members and the transactions contemplated hereby, and the consent of each landlord of the leased Mortgaged Properties listed on Schedule 1.1(c), shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Refinancing or the financing contemplated hereby.

(e)   Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Group Members are organized and where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.3 or discharged on or prior to the Restatement Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f)    Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Restatement Date.  All such amounts will be paid with proceeds of Loans made on the Restatement Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Restatement Date.

(g)   Restatement Date Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Restatement Date, substantially in the form of Exhibit B, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and a long form good standing certificate for each Loan Party from its jurisdiction of organization; provided that in lieu of delivering certificates of incorporation for each Loan Party, Borrower may deliver a certificate of a duly authorized officer certifying that there have been no material amendments to those certificates of incorporation previously delivered to BSCL, as the Administrative Agent, in connection with Original Credit Agreement.

(h)   Legal Opinions.  The Lead Arranger shall have received the following executed legal opinions:

(i)            the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E; and

(ii)           the legal opinion of local counsel in each of Kansas, Florida and Maine.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i)    Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)    Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(k)   Mortgages, etc.

(i)              The Administrative Agent shall have received modifications (the “Modifications”) to all Mortgages (as defined in the Original Credit Agreement) with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto in recordable form in the applicable state in which such Mortgaged Property is located.

(ii)           If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the owned Mortgaged Properties (it being understood that no surveys shall be required for any of the leased Mortgaged Properties) certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) all exceptions set forth on Schedule B of the title insurance policies delivered in clause (iii) below; (C) the lines of streets abutting the sites and width thereof; (D) all access and other easements appurtenant to the sites; (E) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (F) any encroachments on any adjoining property by the building structures and improvements on the sites; (G) if the site is described as being on a filed map, a legend relating the survey to said map; and (H) the flood zone designations, if any, in which the Mortgaged Properties are located.

(iii)          The Administrative Agent shall have received in respect of each owned Mortgaged Property (it being understood that no endorsements to mortgagee title insurance policies shall be required for any of the leased Mortgaged Properties) endorsements to mortgagee title insurance policies or marked up unconditional commitment or proforma for such insurance delivered in connection with the Original Credit Agreement.  Each such endorsement shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein and as reasonably acceptable to the Administrative Agent; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent).  The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such endorsement to any such policy, all charges for Modification recording tax, and all related expenses, if any, have been paid.

(iv)          The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved owned real property located in a federally recognized flood zone that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such owned real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v)           The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(l)    Solvency Certificate.  The Lead Arranger shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of the Borrower substantially in the form of Exhibit K, which shall document the solvency of the Loan Parties after giving effect to the Refinancing and other transactions contemplated hereby.

(m)  Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(n)   Environmental.  The Administrative Agent and each Lender shall have received a Certificate and Release for Environmental Conditions issued to the Borrower by the City of Wichita, Kansas with respect to the Borrower’s property located at 120 E. First Street, Wichita, Kansas.

(o)   Senior Debt.  An officer of the Borrower shall certify in writing to the Administrative Agent that the incurrence of Indebtedness on the Restatement Date and at any time thereafter under this Agreement is permitted under the indenture governing the Senior Subordinated Notes and that the debt so incurred will constitute Senior Debt and Designated Senior Debt under and as defined in such indenture.

(p)   Non-Continuing Lenders.  The Administrative Agent shall have received written verification acceptable to it that the Lenders under the Original Credit Agreement that are not Continuing Lenders have been, or will be, paid in full all amounts required to be paid to them by Borrower pursuant to Section 4.2(g).

(q)   Miscellaneous.  The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

6.2.          Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)   No Default.  No Default or Event of Default shall have occurred and be continuing (both prior to, and after giving effect to such extension of credit).

(b)   Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, and after giving effect to the extensions of credit requested to be made on such date, except for representations and warranties which specifically relate to an earlier specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(c)  No Change.  Since December 31, 2004, there has been no development, event or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7.  AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless cash collateralized) or any Loan or other amount (excluding contingent indemnification obligations for which no claims have been made or obligations with respect to Hedge Agreements) is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

7.1.          Financial Statements.  Furnish to the Administrative Agent:

(a)   as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte and Touche LLP or other independent certified public accountants of nationally recognized standing;

(b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)   as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of Holdings, calculations showing the consolidated financial status of Holdings and its consolidated Subsidiaries, substantially in the form of Exhibit L, as at the end of such month and the portion of the fiscal year through the end of such month.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except for such non-GAAP measurements as are required in Exhibit L).

7.2.          Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

(a)   concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)   concurrently with the delivery of any financial statements pursuant to Section 7.1(a) or (b), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of Sections 8.1 and 8.7 of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any federally registered or recorded Intellectual Property, including Intellectual Property for which an application or filing has been made or is pending in the United States, acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c)   as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected income and a description of the underlying assumptions applicable thereto, collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions believed by the Borrower to have been reasonable when made, it being recognized that such Projections are not to be viewed as fact and that actual results during the periods covered by such Projections may differ from the projected results set forth therein by a material amount;

(d)   if the Borrower or Holdings is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 90 days after the end of each fiscal year of the Borrower and within 45 days after the end of each of the first three fiscal quarters of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e)   within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities generally and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC; and

(f)    promptly, such additional financial and other information as any Lender may from time to time reasonably request.

7.3.          Payment of Obligations.  Except as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its contractual obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4.          Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5.          Maintenance of Property; Insurance                .  (a)  Keep all property necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted and (b) maintain with reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by similarly situated companies engaged in the same or a similar business with respect to similar property.

7.6.          Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which entries that are full, true and correct in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) at least once every fiscal year of the Borrower or at any time while an Event of Default shall have occurred and be continuing, permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records during regular business hours and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that relevant officers and employees of the Group Members shall have the right to be present during such discussions.  Nothing in this Section 7.6 shall be construed to cause the Borrower to divulge any materials covered by an attorney-client privilege that has not been waived.

7.7.          Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)   the occurrence of any Default or Event of Default hereunder or any default or event of default under the Senior Subordinated Notes;

(b)   any (i) default or event of default under any Contractual Obligation of any Group Member or any lease encumbered by a Mortgage or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)   any litigation or proceeding affecting any Group Member (i) in which the amount involved is $ 5,000,000 or more (excluding amounts covered by insurance), (ii) in which injunctive or similar relief is sought with respect to material operations or (iii) which relates to any Loan Document;

(d)   the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Multiemployer Plan, a failure to make any required contribution to a Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; and

(e)   any development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8.          Environmental Laws. Except as the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9.          Interest Rate Protection.  In the case of the Borrower, maintain, Hedge Agreements to the extent necessary to provide that at least $70,000,000 in aggregate principal amount of the Term Loans are subject to either a fixed interest rate or interest rate protection for a period of not less than two years after the Closing Date, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10.        Additional Collateral, etc.  With respect to any property acquired after the Closing Date by any Group Member (other than (w) any property described in paragraph (b), (c) or (d) below, (x) any property subject to a Lien expressly permitted by Section 8.3(f), (y) property acquired by any Foreign Subsidiary and (z) any property of the type not required to be pledged pursuant to the Security Documents) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Liens permitted under Section 8.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)   With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(f) and (y) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, all in accordance with the requirements set forth in Section 6.1(k) and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, no Loan Party shall be deemed in violation of this Section 7.10(b) for failure to deliver documentation required under clause (2) above if the Borrower has used all commercially reasonable efforts to do so.

(c)   With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock (or other transfer) powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest, subject to, in the case of Capital Stock, Liens arising as a matter of law that do not detract from the value thereof in any material respect, and (other than as to the Capital Stock of or held by such new Subsidiary) Liens permitted by Section 8.3, in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)   With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of any such new Subsidiary be required to be so pledged) and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)   With respect to the Borrower’s operations currently conducted at the leased premises located at 4221 W. John Carpenter, Irving, TX 75063, the Borrower shall (i) within sixty (60) days after the Closing Date, use commercially reasonable efforts to provide the Administrative Agent with the necessary landlord consent to the Borrower’s granting of a leasehold Mortgage encumbering such leased premises, in form and substance reasonably satisfactory to the Administrative Agent and (ii) if such landlord consent is obtained, within twenty (20) days after receipt of such landlord consent, (y) execute and deliver a first priority leasehold Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, encumbering such leased premises and (z) deliver to the Administrative Agent a legal opinion relating to the matters described above, including, without limitation, the enforceability of such leasehold Mortgage, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent..

7.11.        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Parties may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 8.  NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless cash collateralized) or any Loan or other amount is owing (excluding contingent indemnification obligations for which no claim has been made or obligations with respect to Hedge Agreements) to any Lender or Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1.          Financial Condition Covenants

(a)   Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
Q2 2006	5.75x
Q3 2006	5.75x
Q4 2006	5.75x
Q1 2007	5.75x
Q2 2007	5.75x
Q3 2007	5.75x
Q4 2007	5.75x
Q1 2008	5.75x
Q2 2008	5.75x
Q3 2008	5.75x
Q4 2008	5.75x
Q1 2009	5.50x
Q2 2009	5.50x
Q3 2009	5.50x
Q4 2009	5.50x
Q1 2010	5.25x
Q2 2010	5.25x
Q3 2010	5.25x
Q4 2010	5.25x
Q1 2011	5.00x
Q2 2011	5.00x
Q3 2011	5.00x
Q4 2011	5.00x
Q1 2012 and thereafter	4.75x

(b)   Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Leverage Ratio
Q2 2006	2.00x
Q3 2006	2.00x
Q4 2006	2.00x
Q1 2007	2.00x
Q2 2007	2.00x
Q3 2007	2.00x
Q4 2007	2.00x
Q1 2008	2.00x
Q2 2008	2.00x
Q3 2008	2.00x
Q4 2008	2.00x
Q1 2009	2.00x
Q2 2009	2.00x
Q3 2009	2.00x
Q4 2009	2.00x
Q1 2010	2.05x
Q2 2010	2.05x
Q3 2010	2.05x
Q4 2010	2.05x
Q1 2011	2.15x
Q2 2011	2.15x
Q3 2011	2.15x
Q4 2011	2.15x
Q1 2012 and thereafter	2.25x

8.2.          Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)   Indebtedness of any Loan Party pursuant to any Loan Document;

(b)   Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any Foreign Subsidiary and (iv) subject to Section 8.8(p), of any Foreign Subsidiary to the Borrower or any Subsidiary Guarantor; provided that such Indebtedness shall be evidenced by a Subordinated Intercompany Note, which Subordinated Intercompany Note shall (to the extent representing Obligations of a Loan Party) be pledged to the Administrative Agent;

(c)   Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.8(p), of any Foreign Subsidiary;

(d)   the Senior Subordinated Notes outstanding on the Restatement Date and any Permitted Refinancing thereof;

(e)   Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 8.3(f) in an aggregate principal amount not to exceed $ 10,000,000 at any one time outstanding;

(f)    Hedge Agreements permitted under Section 8.12;

(g)   to the extent the Loan Parties demonstrate pro forma covenant compliance after giving effect to the incurrence thereof, Indebtedness of any Subsidiary of the Borrower that was not a Subsidiary on the Closing Date existing at the time such other Person became a Subsidiary of the Borrower; provided such Indebtedness was not incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(h)   Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, securing the performance of such Loan Party or any Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Dispositions permitted hereunder of any business, assets or Subsidiary of such Loan Party or any of its Subsidiaries;

(i)    Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(j)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k)   Indebtedness of Foreign Subsidiaries not to exceed a principal amount of $5,000,000 at any one time outstanding;

(l)    Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;

(m)  to the extent permitted by applicable law, Indebtedness consisting of deferred purchase price or notes issued to officers, directors, consultants and employees to purchase or redeem equity interests (or option or warrants or similar instruments) of a Loan Party or its Subsidiaries;

(n)   to the extent constituting Indebtedness, obligations under incentive, non-compete, consulting, deferred compensation or other similar arrangements satisfactory to the Administrative Agent;

(o)   unsecured Indebtedness issued in connection with Permitted Acquisitions or to Sponsor and/or its Control Investment Affiliates, which Indebtedness (and any guarantees thereof) is subordinated to the Loans (and the guarantees thereof pursuant to the Guarantee and Collateral Agreement) and on terms reasonably acceptable to the Administrative Agent, including but not limited to PIK treatment of any interest and the tenor of such Indebtedness; and

(p)   other Indebtedness incurred in the ordinary course of business in an aggregate principal amount which shall not exceed $15,000,000 at any one time outstanding.

8.3.          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)   Liens for taxes not yet due and payable or that are being contested diligently in good faith and by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s landlord’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested diligently in good faith and by appropriate proceedings;

(c)   pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)   deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)    Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 90 days after the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(g)   Liens created pursuant to the Security Documents;

(h)   judgment Liens securing judgments not constituting an Event of Default under Section 9(h);

(i)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j)    Liens securing Indebtedness in an amount of not more than $5,000,000 in the aggregate at any time outstanding permitted by Section 8.2(g); provided such Liens were not granted in connection with, or in contemplation of, the obligor on such Indebtedness becoming such a Subsidiary and do not exceed the value of the assets acquired when such obligor became a Subsidiary;

(k)   any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)  Liens deemed to exist in connection with permitted repurchase obligations or set-off rights;

(n)   replacement, extension or renewal of any Lien permitted herein in the same property theretofore subject thereto; provided the amount of Indebtedness secured thereby is not increased;

(o)   Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents, the goods covered thereby and the proceeds thereof;

(p)   rights of setoff or bankers’ Liens upon deposits of cash in favor of banks or other depository institutions and Liens associated with overdraft protection and netting services;

(q)   Liens in connection with the financing of insurance premiums, provided such Liens shall not exceed the amount of such premiums so financed;

(r)    Liens arising as a matter of law encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(s)   Liens in favor of collecting banks arising under Section 4-210 of the UCC;

(t)    Liens on the assets of Foreign Subsidiaries, to the extent securing Indebtedness permitted hereunder;

(u)   other Liens not specifically listed above securing Indebtedness not to exceed $5,000,000 outstanding at any one time in the aggregate; and

(v)   Liens securing Permitted Refinancing debt incurred pursuant to Section 8.2(d), which Liens shall be subordinate in all respects to the Liens in favor of the Lenders granted pursuant to the Security Documents and in accordance with the Intercreditor Agreement.

8.4.          Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)   any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(p), with or into any Foreign Subsidiary;

(b)   any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.8(p), any Foreign Subsidiary; and

(c) POI Acquisition I, Inc. may be merged into Holdings; provided that Holdings shall be the continuing or surviving corporation and shall take on no additional liabilities or operations as a result of such merger.

8.5.          Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)   the Disposition of obsolete or worn out property in the ordinary course of business;

(b)   the sale of inventory in the ordinary course of business;

(c)   Dispositions permitted by Section 8.4(b);

(d)   the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e)   Allotted Dispositions;

(f)    Dispositions of Property, in any transaction or series of related transactions, that do not yield gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000;

(g)   The granting of discounts or forgiveness of account receivables in the ordinary course of business or in connection with collection or compromise thereof;

(h)   any Loan Party and its Subsidiaries may sell or otherwise dispose of cash and Cash Equivalents;

(i)    any Loan Party and its Subsidiaries may sell, for fair market value, non-core assets acquired in connection with permitted Investments;

(j)    any Loan Party and its Subsidiaries may incur Liens permitted under Section 8.3; and

(k)   any Loan Party may sell or otherwise dispose of Investments set forth on Schedule 8.8.

8.6.          Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)   any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b)   so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings to permit Holdings to (i) purchase Holdings’ common stock or common stock options from present or former officers, directors, consultants or employees of any Group Member (or the respective estates, spouses or family members) upon the death, disability or termination of employment of such officer or employee to repay Indebtedness previously issued to such Person, provided, that the aggregate amount of cash payments under this clause (i) after the date hereof (net of any proceeds received by Holdings and contributed to the Borrower after the date hereof in connection with (a) resales of any common stock or common stock options so purchased or (b) equity issuances by Holdings (to the extent not required to be otherwise applied pursuant to Section 4.2(a)) shall not exceed $2,000,000 in any calendar year or $5,000,000 in the aggregate and (ii) pay fees expressly permitted by Section 8.10(e);

(c)   the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business, (ii) pay any taxes that are due and payable by Holdings as the parent of a consolidated or combined group that includes the Borrower, in an amount not to exceed the lesser of (x) the relevant amount of any taxes (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers or carrybacks of tax attributes (such as operating losses) of the Borrower and such Subsidiaries from other taxable years and (y) the net amount of the relevant tax that Holdings actually owes to the appropriate taxing authority; provided that any such payment in respect of taxes received by Holdings shall be paid over to the appropriate taxing authority within 30 days of Holdings’ receipt of such payments or shall be refunded to the Borrower, (iii) pay expense reimbursements pursuant to the Management Agreement substantially in the form most recently delivered to the Administrative Agent prior to the Closing Date, and without further modification thereto as to amounts payable thereunder, and (iv) so long as no Default or Event of Default has occurred and is continuing, pay amounts due and owing on preferred equity of Holdings issued to refinance the Senior Subordinated Notes provided that the coupon on such preferred equity shall be no higher than the rate of interest on the Senior Subordinated Notes;

(d)   the Borrower may pay cash dividends to Holdings, which may in turn make equivalent cash dividends to its equityholders, within thirty days of the Restatement Date in an amount not to exceed $70,500,000 in the aggregate; and

(e)   the Borrower may pay special bonuses to members of management not to exceed $4,500,000 in the aggregate with the proceeds of the Term Loans as contemplated by Section 5.16.

8.7.          Capital Expenditures; Net Cash Investment Costs.  (a) Make any Capital Expenditure, except (i) Capital Expenditures of the Borrower and its Subsidiaries not exceeding (A) $12,500,000 for the 2006 fiscal year and (B) $10,000,000 for each fiscal year thereafter; provided, that (A) up to 50% of any such amount referred to above (but in no event more than $2,500,000 in any fiscal year), if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (B) Capital Expenditures made pursuant to this clause (i) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (A) above, and second, to amounts permitted for such fiscal year as provided above, (ii) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount, (iii) Capital Expenditures made as a tenant in leasehold improvements to the extent reimbursable by landlord pursuant to evidence satisfactory to the Administrative Agent, (iv) Capital Expenditures that are Permitted Acquisitions, and (v) Capital Expenditures made with the proceeds of (x) equity issuances of Holdings concurrently with the issuance thereof, to the extent the Net Cash Proceeds thereof are not required to be applied to mandatory prepayments pursuant to Section 4.2(a) or (y) issuances of subordinated Indebtedness permitted under Section 8.2(p).

(b)   Incur any Net Cash Investment Costs, except (i) Net Cash Investment Costs of the Borrower and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year the following amount with respect to such fiscal year:

Fiscal Year	Net Cash Investment Costs
2006	$65,000,000
2007	$72,500,000
2008	$77,500,000
2009 and each fiscal year thereafter	$80,000,000

provided that (A) up to 50% of any such amount referred to above (but in no event more than $5,000,00 in any fiscal year), if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, and (B) Net Cash Investment Costs incurred pursuant to this clause (i) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (A) above, and second, to amounts permitted for such fiscal year as provided above; (ii) Net Cash Investment Costs made with the proceeds of any Reinvestment Deferred Amount; and (iii) Net Cash Investment Costs in any fiscal year up to the amount of capital contributions from the Sponsor and its Control Investment Affiliates or any other Person within such fiscal year, other than proceeds received in respect of underwritten public offerings of Holdings, the Borrower or any of its Subsidiaries, and proceeds applied to either (x) fund Permitted Acquisitions or (y) prepay Term Loans and/or reduce Revolving Commitments in accordance with Section 4.2.

8.8.          Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)   extensions of trade credit in the ordinary course of business;

(b)   Investments in Cash Equivalents;

(c)   Guarantee Obligations permitted by Section 8.2;

(d)   loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e)   Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount (provided that any such Investments constituting Investments in Foreign Subsidiaries shall be included in the maximum amount permitted under Section 8.8(p), notwithstanding the exclusion in such clause regarding proceeds of Reinvestment Deferred Amounts);

(f)    intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor; provided that any such Investment in the form of loans or advances shall be evidenced by a Subordinated Intercompany Note which shall (to the extent representing obligations owed to a Loan Party) be pledged to the Administrative Agent;

(g)   Permitted Acquisitions and Capital Expenditures permitted under this Agreement;

(h)   Hedge Agreements entered into for non-speculative purposes and otherwise permitted under this Agreement;

(i)    earnest money deposits required in connection with Permitted Acquisitions;

(j)    any Loan Party may capitalize or forgive any Indebtedness owed to it by any other Loan Party;

(k)   Investments acquired in connection with Permitted Acquisitions;

(l)    Investments acquired in connection with the settlement of accounts, bankruptcy or reorganization of suppliers or customers;

(m)  Investments received as the non-cash portion of consideration received in connection with Dispositions permitted under this Agreement;

(n)   to the extent permitted by applicable law, any Loan Party and its Subsidiaries may accept notes from officers, directors and employees in exchange for equity interests purchased by such officers, directors or employees pursuant to a stock ownership or purchase plan or compensation plan of such Loan Party or Subsidiary;

(o)   the Borrower or any of its Subsidiaries may make a loan to, or an Investment in, Holdings that could otherwise be made as a Restricted Payment;

(p)   in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement (excluding any Investment made with the proceeds of (x) any Reinvestment Deferred Amount or (y) equity issuances of Holdings not otherwise required to be applied pursuant to Section 4.2(a)); and

(q) Investments existing on the Closing Date set forth on Schedule 8.8.

The amount of any Investment shall be the initial amount of such Investment less all repayments, returns, dividends and distributions received in respect of such Investment and less all liabilities expressly assumed by another person in connection with the sale of such Investment.

8.9.          Optional Payments and Modifications of Certain Debt Instruments.  (a)  Make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness the payment of principal and interest of which and other obligations of the Borrower or any of its Subsidiaries in respect of which are subordinated to the prior payment in full of the obligations hereunder (other than the Senior Subordinated Notes, which may be refinanced with the proceeds of a Permitted Refinancing or an equity issuance of Holdings pursuant to the terms hereof), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (a) (including the Senior Subordinated Notes) (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (ii) could not reasonably be expected to increase the obligations of the obligor or confer additional rights on the holder of such subordinated Indebtedness, in each case, in a manner reasonably expected to be materially adverse to the interests of the Lenders; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the indenture governing the Senior Subordinated Notes or any Permitted Refinancing thereof.

8.10.        Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement or (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, (i) Holdings may enter into the merger with POI Acquisition I, Inc. as permitted by Section 8.4(c) (which merger may be accomplished by an exchange of the existing shares of Holdings held by such entity for identical shares of Holdings which are concurrently distributed to the equityholders of POI Acquisition I, Inc. in accordance with their interests therein and immediately followed by the dissolution of POI Acquisition I, Inc.), and (ii) the Borrower and its Subsidiaries may:

(a)   pay compensation, expense reimbursement and indemnities to officers and directors of the Loan Parties and their Subsidiaries in the ordinary course of business;

(b)   enter into employment contracts with officers and management of the Loan Parties and their Subsidiaries;

(c)   engage in transactions solely among Foreign Subsidiaries;

(d)   pay expense reimbursements pursuant to the Management Agreement substantially in the form most recently delivered to the Administrative Agent prior to the Closing Date, and without further modification thereto as to amounts payable thereunder; and

(e)   so long as no Default or Event of Default shall have occurred and be continuing, pay to the Sponsor and its Control Investment Affiliates monitoring and transactions fees pursuant to the Management Agreement substantially in the form most recently delivered to the Administrative Agent prior to the Closing Date, and without further modification thereto as to amounts payable thereunder; provided that the aggregate amount of monitoring fees paid in cash shall not to exceed $1,500,000 in any fiscal year of Holdings; provided further, that such fees not paid shall accrue and be paid when the applicable Default or Event of Default has been cured or waived and no additional Default or Event of Default has occurred and is continuing or would arise as a result of such payment.

8.11.        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

8.12.        Hedge Agreements.  Enter into any Hedge Agreement, except Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.13.        Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters.

8.14.        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) the documentation evidencing the Senior Subordinated Notes and any Permitted Refinancing thereof, (d) contained in agreements relating to the sale of a Subsidiary permitted hereunder pending such sale and only with respect to the specific property subject to sale, (e) contained in agreements evidencing Indebtedness permitted under Section 8.2(k), solely with respect to property of Foreign Subsidiaries and (f) contained in licenses or leases entered into in the ordinary course of business.

8.15.        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) contained in the documentation evidencing the Senior Subordinated Notes and any Permitted Refinancing thereof, (iv) contained in licenses or leases entered into in the ordinary course of business, (v) contained in agreements relating to the sale of assets permitted hereunder pending such sale and only with respect to the specific property subject to sale, and (vi) contained in agreements evidencing Indebtedness permitted under Section 8.2(k), solely with respect to property of Foreign Subsidiaries.

8.16.        Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

8.17.        Limitations on the Activities of Holdings.    In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations other than those incidental to its ownership of the Capital Stock of the Borrower and activities incidental to the maintenance of its corporate existence, (b) incur, create, assume or suffer to exist any material Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party and (iii) obligations with respect to its Capital Stock, or (c) own, lease, manage or otherwise operate any material properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 8.6 pending application in the manner contemplated by said Section or cash to be contributed to the Borrower) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower.

SECTION 9.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made except for representations and warranties which specifically relate to an earlier specific date, in which case such representations and warranties shall have been inaccurate in any material respect as of such earlier date; or

(c)   (i)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to Holdings and the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue for a period of 30 days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(e)   any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and

(iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, administration or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, receivership or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to generally, pay its debts as they become due; or

(g)   (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i), (iii), (iv), (v) and (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)   one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (excluding amounts covered by insurance as to which the relevant insurance company has not denied coverage, after reaching a final decision regarding such coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)    any of the Security Documents (except those that relate solely to an immaterial portion of the Collateral) shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents (other than any such Lien on an immaterial portion of the Collateral) shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason other than in accordance with its terms, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)   (i) at any time prior to a Qualified PO, the Permitted Investors shall fail to own directly or indirectly, beneficially and of record, Capital Stock representing at least 51% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Capital Stock of Holdings; (ii) after a Qualified PO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than the Permitted Investors shall own directly or indirectly, beneficially or of record, Capital Stock representing either (A) more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of Holdings or (B) a greater percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of Holdings then held, directly or indirectly, beneficially and of record, by the Permitted Investors; (iii) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who are not Continuing Directors; (iv) Holdings shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Capital Stock of the Borrower free and clear of all Liens (other than Liens created by the Guarantee and Collateral Agreement and Liens arising as a matter of law that do not detract from the value thereof in any material respect); or (v) a Specified Change of Control shall occur; or

(l)      the Senior Subordinated Notes, any Permitted Refinancing thereof (to the extent the applicable Indebtedness is subordinated to the Obligations) or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the documentation governing such Senior Subordinated Notes or Permitted Refinancing thereof, as the case may be, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes (or such Permitted Refinancing thereof) or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes (or Indebtedness comprising such Permitted Refinancing thereof) shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10.  THE AGENTS

10.1.        Appointment.  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2.        Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3.        Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4.        Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.        Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7.        Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.        Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9.        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 Business Days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  The Syndication Agent and/or the Initial Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent or Initial Syndication Agent hereunder, as the case may be, whereupon the duties, rights, obligations and responsibilities of such Syndication Agent or Initial Syndication Agent hereunder, as the case may be, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Initial Syndication Agent, the Administrative Agent or any Lender.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.      Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11.      The Lead Arrangers.  The Lead Arranger and each Initial Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.12.      Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

10.13.      Intercreditor Agreement.  Each Lender hereby consents to and approves each and all of the provisions of the Intercreditor Agreement substantially in the form of Exhibit N, and irrevocably authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder.

SECTION 11.  MISCELLANEOUS

11.1.        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;  (ii) eliminate or reduce the voting rights of any Lender under this

Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement (except as otherwise expressly permitted hereunder or under the other Loan Documents), in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of the Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) reduce the amounts required to be applied to prepay the Loans pursuant to section 4.2, or amend any of the defined terms herein in such a manner as to create a similar result without the written consent of the Majority Facility Lenders of each adversely affected facility; (viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; or (x) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders; provided, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Term Loans in the application of mandatory prepayments without the consent of the Majority Facility Lenders under the Term Loan Facility or otherwise to share ratably with or with preference to the Revolving Extensions of Credit without the consent of the Majority Facility Lenders under the Revolving Facility.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

11.2.        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Protection One, Inc.
1035 N. 3rd Street, Suite 101
Lawrence, KS 66044
Attention: Darius Nevin
Telecopy: (877) 299-0111
Telephone: (305) 594-0231

The Borrower:	Protection One Alarm Monitoring, Inc.
1035 N. 3rd Street, Suite 101
Lawrence, KS 66044
Attention: Darius Nevin
Telecopy: (877) 299-0111
Telephone: (305) 594-0231

with a copy to:

Kirkland & Ellis LLP
Attention: Louis R. Hernandez
200 East Randolph Drive
Chicago, Illinois 60601-6636
Telecopy: (312)861-2200
Telephone: (312)-861-2029

The Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, NY 10179
Attention: Stephen O’Keefe
Telecopy: (212) 272-9743
Telephone: (212) 272-9430

with a copy to:

Latham & Watkins LLP
Attention: Michele O. Penzer
885 Third Avenue, Suite 1000
New York, New York 10022
Telecopy: (212) 751-4864
Telephone: (212)-906-1200

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5.        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to such Agents (together with such other special or local counsel as such Agents may deem appropriate) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Restatement Date (in the case of amounts to be paid on the Restatement Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, provided, however, that the Borrower shall have received an invoice or similar writing setting forth such charges in reasonable detail prior to the date such amounts are due, (b) to pay or reimburse each Lender and Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of one legal counsel (in addition to such local and special counsel as the Indemnitees shall deem appropriate) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to (i) Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its officers, directors, or employees acting within the scope of their duties), (ii) claims brought solely by one Indemnitee against another, or (iii) special, exemplary, consequential or punitive damages arising out of the transactions contemplated hereunder; provided further, that it is understood the provisions of clause (d) as to each Lender are not intended to grant additional rights to Lenders similar to those granted to the Agents under clause (a) above, the reimbursement of which is intended to be controlled solely by such clause.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Darius Nevin (Telephone No. (305) 599-0231) (Telecopy No. (877) 299-0111), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)   (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment (i) to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person or (ii) of Term Loans; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all appropriate tax forms required under Section 4.10; and

(C) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)   (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 or 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(e).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the

Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7.        Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)   Upon the occurrence and during the continuance of any Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, other than payroll accounts, tax withholding accounts and trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9.        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.      Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.      Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13.      Acknowledgments.  Each of Holdings and the Borrower hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)   no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

11.14.      Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b)   At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15.      Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party or the Sponsor pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Affiliate of any of them, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (except pursuant to a breach of the confidentiality obligations of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document;  provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

11.16.      WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17.      Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

11.18.      Subordination of Intercompany Indebtedness Each of the Borrower and Holdings agrees that it will not become obligated or otherwise liable for any intercompany Indebtedness that is owed to any Subsidiary, unless such Subsidiary agrees that (a) such Indebtedness is completely subordinated to the Obligations and subject in rights of payment to the prior payment in full of the Obligations (other than contingent indemnity obligations for which no claim has been made), (b) if an Event of Default has occurred and is continuing, no payment on any such Indebtedness shall be made until the payment in full of the Obligations, and (c) such Indebtedness shall be evidenced by a Subordinated Intercompany Note, which note, if evidencing obligations owed to a Loan Party, shall be pledged as Collateral to the Administrative Agent.

11.19.      USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), and the Lenders’ policies and practices, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.20.      Amendment and Restatement.  It is the intention of each of the parties hereto that the Original Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Original Credit Agreement and that all Indebtedness and Obligations of the Borrower and the Guarantors hereunder shall be secured by the liens evidenced under the Loan Documents and that this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Original Credit Agreement (or serve to terminate Sections 4.11, 10.7 and 11.5 of the Original Credit Agreement or any of Borrower’s obligations thereunder with respect to the Existing Lenders or the Continuing Lenders).  This Agreement restates and replaces, in its entirety, the Original Credit Agreement; any reference in any of the other Loan Documents to the Original Credit Agreement shall mean this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PROTECTION ONE, INC.,

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: General Counsel

PROTECTION ONE ALARM MONITORING, INC.,

By:	/s/ Eric Griffin
Name: Eric Griffin
Title: General Counsel

BEAR, STEARNS & CO. INC., as Lead Arranger
and Initial Lead Arranger

By:	/s/ Richard Bram Smith
Name: Richard Bram Smith
Title: Senior MD

LEHMAN BROTHERS INC., as Initial Lead Arranger

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Authorized Signatory

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender

By:	/s/ Victor Bulzacchelli
Name: Victor Bulzacchelli
Title: VP

LEHMAN COMMERCIAL PAPER INC., as Initial Syndication Agent and as a Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Authorized Signatory

LASALLE BANK NATIONAL ASSOCIATION, as Syndication Agent, Co-Documentation Agent and as a Lender

By:	/s/ Mark Melendes
Name: Mark Melendes
Title: First VP

HARRIS NESBITT FINANCING, INC., as Co-Documentation Agent and as a Lender

By:	/s/ Michael Silverman
Name: Michael Silverman
Title: MD

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:	/s/ Mark Weite Kamp
Name: Mark Weite Kamp
Title: VP

Annex A

PRICING GRID FOR REVOLVING LOANS AND SWINGLINE LOANS

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	3.25%	2.25%
II	3.00%	2.00%
III	2.75%	1.75%
IV	2.50%	1.50%
V	2.25%	1.25%

The Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 3.50 to 1.00.

“Pricing Level II”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00.

“Pricing Level III”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00.

“Pricing Level IV”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00.

“Pricing Level V”  shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.00 to 1.00.